Dear Sequanautes,

Today we are pleased to announce that following the completion of the works council consultation process, our board of directors has determined that the proposed offer from Renesas Electronics Corporation aligns with our business objectives and will advance the goals of Sequans. Moreover, this move is in the best interests of the Company, our dedicated employees, and our shareholders. With this in mind, the board recommends that the shareholders and ADS holders accept Renesas’ offer by tendering their outstanding ordinary shares and ADSs to Renesas in such offer.

In terms of the next steps, Renesas will now begin preparations to commence the tender offer. We expect that this will take place in September.

We continue to target complete the transaction by the first quarter of 2024, subject to confirmation of tax treatment from relevant authorities, regulatory approvals and other customary closing conditions.

Let me reiterate, until the transaction is completed, we maintain our status as a publicly traded company. Thus, it is paramount for all of us to maintain our unwavering focus on our daily responsibilities.

I extend my gratitude to the members of the works council in France for swift responsiveness and conscientious fulfillment of their role in the consultation process.

As always, please don’t hesitate to reach out to your manager with additional questions or to me directly.

All the best

Georges

Georges Karam
Chairman and CEO, Sequans

Important Additional Information and Where to Find It
In connection with the proposed acquisition of Sequans Communications S.A. (“Sequans”) by Renesas Electronics Corporation, a Japanese corporation (“Parent” or “Renesas”), Parent will commence, or will cause to be commenced, a tender offer for all of the outstanding ordinary shares, including American Depositary Shares of Sequans. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Sequans. It is also not a substitute for the tender offer materials that Parent or Renesas Electronics Europe GmbH, a direct wholly owned subsidiary of Parent (“Purchaser”) will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent and Purchaser will file tender offer materials on Schedule TO with the SEC, and Sequans will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND BE CONSIDERED BY SEQUANS’ SECURITYHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Sequans’ investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Sequans’ investors and security holders by contacting Sequans at ir@sequans.com, or by visiting Sequans’ website (www.sequans.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Sequans with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. SEQUANS’ INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR SEQUANS WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND SEQUANS.

Cautionary note regarding forward-looking statements
This press release contains forward-looking statements regarding future events. All statements other than present and historical facts and conditions contained in this release, including any statements regarding the proposed tender offer and acquisition by Renesas, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We undertake no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this press release. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not rely on or place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements. In addition to the risk factors contained in our Form 20-F for the fiscal year ended December 31, 2022, some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: (i) the potential failure to satisfy conditions to the completion of the proposed Renesas transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, (ii) the failure to obtain necessary regulatory or other approvals, (iii) the outcome of legal proceedings that may be instituted against Sequans and/or others relating to the transaction, (iv) the possibility that competing offers will be made, (v) risks associated with acquisitions, such as the risk that transaction may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur, and (vi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission.